Exhibit 4.3

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INTERCONTINENTAL HOTELS GROUP PLC RULES OF THE INTERCONTINENTAL HOTELS GROUP EXECUTIVE SHARE OPTION PLAN

Shareholders’ Approval:	9 April 2003
Directors’ Adoption:	13 April 2003
IR Ref:	X22524/PC
Expiry Date:	9 April 2013
Revenue Approval:	[•]

One Silk Street London EC2Y 8HQ

Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222

Ref JOW

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Rules of the InterContinental Hotels Group Executive Share Option Plan

1	Definitions
1.1	Meanings of words used
In these Rules:
“Annual Salary” means basic annual salary excluding all payments additional to basic salary (for example mortgage support, expatriate allowance, etc.);
“Business Day” means a day on which the London Stock Exchange (or, if relevant and if the Directors determine, any stock exchange nominated by the Directors on which the Shares are traded) is open for the transaction of business;
“Company” means InterContinental Hotels Group PLC;
“Condition” means any conditions imposed under Rule 2.3;
“Control” has the meaning given to it by Section 840 of the Taxes Act;
“Date of Grant” means the date which the Directors set for the grant of an Option;
“Directors” means, subject to Rule 8.7, the board of directors of the Company or a duly authorised committee;
“Eligible Employee” means any person who:
(i)	is an executive director or employee of a Participating Company; and
(ii)	unless decided otherwise by the Directors, is not at the Date of Grant within 24 months of his anticipated retirement date;
“Financial Year” means the financial year of the Company;
“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003;
“London Stock Exchange” means London Stock Exchange plc;
“Member of the Group” means:
(i)	the Company; and
(ii)	its Subsidiaries from time to time; and
(iii)	any other company which is associated with the Company and is so designated by the Directors;
“Model Code” means the UK Listing Authority Model Code for transactions in securities by directors, certain employees and persons connected with them;
“Option” means a right to acquire Shares granted under the Plan which is subject to the Rules;
“Optionholder” means a person holding an Option or his personal representatives;
“Option Period” means a period starting on the Date of Grant of an Option and ending at the end of the day before the 10th anniversary of the Date of Grant, or such shorter period as may be specified on the Date of Grant;

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“Option Price” means the amount payable for each Share on the exercise of an Option calculated as described in Rule 3;
“Participating Companies” means:
(i)	the Company; and
(ii)	any Subsidiary and any other company which in both cases is so designated by the Directors;
“Plan” means this plan known as “The InterContinental Hotels Group Executive Share Option Plan” as changed from time to time;
“PRSP” means the InterContinental Hotels Group Performance Restricted Share Plan as changed from time to time;
“Regulatory Information Service” means a service listed in schedule 12 to the UK Listing Authority Listing Rules;
“Rolled Over Options” means Options granted under the Plan in exchange for options granted under the Six Continents Plc Executive Share Option Scheme 1985 or the Six Continents Plc Executive Share Option Scheme 1995;
“Rules” means these rules of the Plan as changed from time to time;
“STDIP” means the InterContinental Hotels Group Short Term Deferred Incentive Plan as amended from time to time;
“Shares” means fully paid ordinary shares in the capital of the Company;
“SIPs” means the InterContinental Hotels Group Share Incentive Plan and the Britvic Share Incentive Plan as amended from time to time;
“Subsidiary” means a company which is a subsidiary of the Company within the meaning of Section 736 of the Companies Act 1985;
“Taxes Act” means the Income and Corporation Taxes Act 1988;
2	Grant of Options
2.1	Grant of Options
2.1.1	The Directors may resolve to grant to any Eligible Employee an Option to acquire such number of Shares as the Directors may determine at the Option Price. The Company will execute a deed on the grant of an Option.
2.1.2	Unless the Directors decide otherwise in any particular case, Options must not be granted to an Eligible Employee who has given or received notice of termination of employment with a Participating Company whether or not such termination is lawful.
2.1.3	The Directors may also resolve to grant a Rolled Over Option, subject to the terms of the Rules as modified by any special terms that they may set, to any person who is an employee or former employee of Six Continents Plc or any of its Subsidiaries or former Subsidiaries.

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2.2	Time when Options may be granted
2.2.1	Options may only be granted within 42 days starting on any of the following:
(i)	the date of adoption of the Plan;
(ii)	the day on which the Plan is formally approved by the Inland Revenue;
(iii)	the day after the announcement of the Company’s results through a Regulatory Information Service for any period;
(iv)	any day on which the Directors resolve that exceptional circumstances exist which justify the grant of Options;
(v)	any day on which changes to the legislation or regulations affecting share option plans are announced, effected or made; or
(vi)	the day on which Shares are first admitted to the UK Listing Authority Official List and traded on the London Stock Exchange or admitted to any other stock exchange nominated by the Directors.
2.2.2	If the Directors do not grant any Options due to restrictions imposed by statute, order, regulation or Government directive, or by any code adopted by the Company based on the Model Code, the Directors may grant Options within 42 days after the lifting of such restrictions.
2.2.3	Options may be granted at any time between the adoption of the Plan and the 10th anniversary of that date.
2.2.4	The Directors may not grant Options on any day if the Option Price would be calculated as described in Rule 3.1 using any days immediately before the announcement of results through a Regulatory Information Service.
2.3	Conditions
When granting an Option, the Directors may make its exercise conditional on the satisfaction of certain conditions. The Condition must be objective and specified at the Date of Grant and may provide that an Option will lapse if a Condition is not satisfied. The Directors may waive or change the Condition in accordance with their terms or if anything happens which causes the Directors reasonably to consider that:
2.3.1	a changed Condition would be a fairer measure of performance, and would be no more difficult to satisfy; or
2.3.2	the Condition should be waived.
2.4	Option certificates
2.4.1	The Directors will send to each Optionholder an option certificate on or as soon as practicable after the Date of Grant. The certificate will either be the deed referred to in Rule 2.1 or a statement. The Directors will set the form of the certificate, but the certificate must be consistent with these Rules.
2.4.2	If any option certificate is lost or damaged the Directors may replace it on such conditions as they wish to set.

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2.5	No payment
Optionholders are not required to pay for the grant of any Option.
2.6	Disclaimer of Option
Any Optionholder may disclaim all or part of his Option within 30 days after the Date of Grant by notice in writing to the Company. If this happens, the Option will be deemed never to have been granted under the Plan. Optionholders are not required to pay for the disclaimer.
2.7	Disposal restrictions
An Optionholder may not transfer, assign or otherwise dispose of an Option or any rights in respect of it. This Rule 2.7 does not apply to:
2.7.1	the transmission of an Option on the death of an Optionholder to his personal representatives; or
2.7.2	the assignment of an Option, with the prior consent of the Directors, subject to any terms and conditions the Directors impose.
2.8	Administrative errors
If the Directors try to grant an Option which is inconsistent with Rule 4 (Individual limit) or Rule 5 (Plan limits), the Option will be limited and will take effect from the Date of Grant on a basis consistent with those Rules.
3	Option Price
3.1	Setting the Price
The Directors will set the Option Price and state it on the Date of Grant.
The Option Price will be:
3.1.1	not less than the Market Value of a Share on the Date of Grant; and
3.1.2	if the Shares are to be subscribed, not less than the nominal value of a Share.
However, Rule 3.1.1 will not apply to Options granted in exchange for options granted under the Six Continents Executive Share Option Scheme 1985 or the Six Continents Executive Share Option Scheme 1995.
3.2	Market Value
“Market Value” on any particular day means:
3.2.1	where Shares of the same class are admitted to the Official List of the UK Listing Authority and traded on the London Stock Exchange:
(i)	their middle market quotation on the immediately preceding Business Day; or
(ii)	if the Directors so decide, the average of the middle market quotation on the 3 immediately preceding Business Days.

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The middle market quotation is taken from the Daily Official List of the London Stock Exchange.
3.2.2	Where Shares of the same class are not admitted to the Official List of the UK Listing Authority, the market value of a Share calculated as described in Part VIII of the Taxation of Chargeable Gains Act 1992.
4	Individual limit
4.1	Market value limit
The conditions in Rules 4.1.1 and 4.1.2 must both be satisfied.
4.1.1	Subject to Rules 4.1.4 and 4.1.5, an Option must not be granted to an Eligible Employee if it would at the proposed Date of Grant cause the aggregate of the amounts payable on the exercise of Options granted under the Plan in any financial year to exceed:
(i)	in the case of an Eligible Employee who is a director of the Company, 3 times his Annual Salary as at the Date of Grant; and
(ii)	in the case of any other Eligible Employee, 4 times his Annual Salary as at the Date of Grant.
4.1.2	Subject to Rules 4.1.4 and 4.1.5 in any financial year no Eligible Employee shall be granted an Option which would at the proposed Date of Grant cause the aggregate of:
(i)	20% of the market value of the Shares over which an Option is granted under the Plan; and
(ii)	33% of the market value of the Shares over which an award is made under the PRSP to exceed 130% of the Eligible Employee’s Annual Salary as at the Date of Grant.
4.1.3	For the purpose of Rule 4.1.2 the market value of a Share shall be calculated as follows:
(i)	in respect of Options granted under the Plan, the market value shall be the Option Price of the relevant Shares on the date when each Option was granted; and
(ii)	in respect of awards under the PRSP, the market value shall be the middle market quotation on the Business Day immediately preceding the conditional award date award under the PRSP.
4.1.4	No account shall be taken of Options or awards under the PRSP which have been released or have lapsed without being exercised.
4.1.5	The limits in this Rule 4.1 may be exceeded if the Directors determine that exceptional circumstances make it desirable that Options should be granted in excess of those limits.

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4.2	Remuneration
Remuneration payable in a currency other than Pounds Sterling will be converted into Pounds Sterling at the average of the spot buying and selling rates with the relevant currency in comparable amounts by any clearing bank chosen by the Directors on a date chosen by the Directors.
5	Plan limits
5.1	10 per cent. 10 year limit
The number of Shares which may be allocated under the Plan on any day must not exceed 10 per cent. of the ordinary share capital of the Company in issue immediately before that day, when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other employee share plan operated by the Company.
5.2	5 per cent. 10 year limit
The number of Shares which may be allocated under the Plan on any day must not exceed 5 per cent. of the ordinary share capital of the Company in issue immediately before that day when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other discretionary share plan operated by the Company.
5.3	1.5 per cent. 1 year limit
The number of Shares which may be allocated under the Plan on any day must not exceed 1.5 per cent. of the ordinary share capital of the Company in issue immediately before that day when added to the total number of Shares which have been allocated in the previous 12 months under the Plan, the STDIP and the PRSP.
5.4	Exclusions
Where the right to acquire Shares is released or lapses without being exercised, the Shares concerned are ignored when calculating the limits in this Rule 5.
The following are also ignored:
5.4.1	when calculating the limits in Rules 5.1, 5.2 and 5.3 Shares awarded as partnership shares under the SIPs; and
5.4.2	when calculating the limit in Rule 5.3 rights to Shares issued in respect of options granted in exchange for options granted under the Six Continents Executive Share Option Scheme 1985 and the Six Continents Executive Share Option Scheme 1995.

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5.5	Meaning of allocate
“Allocate” means granting an option or other right to acquire unissued Shares, or if there is no such grant, the issue and allotment of Shares.
6	Variations in share capital
6.1	Adjustment of Options
If there is a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital or a demerger (in whatever form) or exempt distribution by virtue of Section 213 of the Taxes Act or other distribution in specie or a special dividend:
6.1.1	the number of Shares comprised in each Option; or
6.1.2	the Option Price; or
6.1.3	both
may be adjusted in any way (including retrospective adjustments) which the Directors consider appropriate.
6.2	Nominal value
6.2.1	The Option Price of an Option to acquire existing Shares may be adjusted to a price less than nominal value.
6.2.2	The Option Price of an Option to subscribe for Shares may be adjusted to a price less than nominal value only if the Directors resolve to capitalise the reserves of the Company, subject to any necessary conditions. This capitalisation will be of an amount equal to the difference between the adjusted Option Price payable for the Shares to be issued on exercise, and the nominal value of such Shares on the date of allotment of the Shares. If, at the time of exercise, the Directors do not resolve to capitalise the reserves of the Company for this purpose then the adjustment under this Rule 6.2 will be deemed not to have taken place.
6.3	Notice
The Directors may notify Optionholders of any adjustment made under this Rule 6.
7	Exercise and lapse – general rules
7.1	Exercise
Subject to Rule 7.2 (Lapse) and Rule 8 (Exercise and lapse – exceptions to the general rules) an Option can only be exercised:
7.1.1	on or after the third anniversary of its Date of Grant (or such other date as the Directors may specify on the Date of Grant);
7.1.2	to the extent allowed by the Condition; and
7.1.3	if not prevented under Rule 8.11 (Mergers and reorganisations) or by a decision of the Directors under any of Rules 8.3 (Takeovers), 8.4 (Section 429 notice) or 8.5 (Company reconstructions).

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7.2	Lapse
Unless Rule 8 applies, an Option will lapse on the earliest of
	7.2.1	the date the Optionholder ceases to be a director or employee of a Member of the Group;
7.2.2	if the Directors so decide within 14 days of the date that the relevant Optionholder gives or receives notice, the date on which the Optionholder gives or receives notice of termination of his employment with any Member of the Group whether or not such termination is lawful;
7.2.3	any date specified in any Condition;
7.2.4	the expiry of the Option Period.
8	Exercise and lapse – exceptions to the general rules
This Rule 8 sets out exceptions to the general rules of exercise and lapse in Rule 7.
8.1	Cessation of employment
8.1.1	If an Optionholder ceases to be a director or an employee of any Member of the Group for any of the reasons set out below, then his Options will not lapse and he may exercise them for a period of three and a half years from the date of cessation of employment unless the Company decides otherwise. The Condition must be satisfied before exercise of Options under this Rule 8.1.1.
The reasons are:
(i)	ill-health, injury, disability;
(ii)	redundancy;
(iii)	retirement in accordance with the terms of an Optionholder’s contract of employment;
(iv)	early retirement by agreement with the Optionholder’s employer;
(v)	the Optionholder’s employing company ceasing to be under the Control of the Company;
(vi)	a transfer of the undertaking, or the part of the undertaking, in which the Optionholder works to a person which is neither under the Control of the Company nor a Member of the Group.
8.1.2	The Directors may allow an Optionholder who ceases to be a director or an employee of any Member of the Group for any other reason to exercise his Options in full or in part during any period specified by the Directors and subject to any conditions. The Condition must be satisfied before exercise of Options under this Rule 8.1.2.

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8.1.3	The Directors must exercise any discretion provided for in this Rule 8.1 within 90 days after cessation of the relevant Optionholder’s employment.
8.1.4	To the extent that any Option exercisable under this Rule 8.1 is not exercised within the period specified, it will lapse at the end of that period.
8.1.5	If an Optionholder ceases to be an employee of any Member of the Group for reasons that would entitle his employer to dismiss him summarily under his contract of employment, all his Options shall lapse upon such cessation.
8.1.6	An Optionholder will not be treated as ceasing to be an employee of a Member of the Group until he has ceased to be an employee of any Member of the Group.
8.2	Death
If an Optionholder dies, his Options may be exercised for a period of 12 months from the date of his death by his personal representatives to the extent that the Condition is satisfied up to the date of death. To the extent that any Option exercisable under this Rule 8.2 is not so exercised, it will lapse. Nothing in this Rule 8.2 extends the Option Period.
8.3	Takeovers
This Rule does not apply if Options are to be replaced in accordance with Rule 8.11 (Mergers and reorganisations).
This Rule applies where a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire shares.
When this Rule applies Options may be exercised, subject to the satisfaction of the Condition, within the 6 month period after the person making the offer has obtained Control of the Company.
The Options will cease to be exercisable at the end of the 6 month period. Options not exercised or exchanged (under Rule 9 (Exchange of Options)) will lapse at the end of the period specified in Rule 9.2 (Exchange).
At any time before the day on which Control is obtained, the Directors may decide that no Options may be exercised. This decision will cease to have effect if an offer to exchange Options (“exchange offer”) is not made in accordance with Rule 9 within 14 days of the date on which Control is obtained.
8.4	Section 429 notice
This Rule does not apply if Options are to be replaced in accordance with Rule 8.11 (Mergers and reorganisations).
This Rule applies if a person (or a group of persons acting in concert) serves a notice to acquire Shares under section 429 of the Companies Act 1985 or any other equivalent local legislation (a “section 429 notice”). Options may be exercised, subject to the satisfaction of the Condition, up to the end of the shorter of:
8.4.1	the period during which that person is entitled and bound to acquire the Shares to which the section 429 notice relates; and
8.4.2	the period during which that person is entitled to serve a section 429 notice.
Options not exercised or exchanged (under Rule 9 (Exchange of Options)) will lapse at the end of the period specified in Rule 9.2 (Exchange).
At any time before the day on which a section 429 notice is served, the Directors may decide that no Options may be exercised. This decision will cease to have effect if an offer to exchange Options (“exchange offer”) is not made in accordance with Rule 9 within 14 days of the date on which a section 429 notice is served.

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8.5	Company reconstructions
This Rule does not apply if Options are to be replaced in accordance with Rule 8.11 (Mergers and reorganisations).
This Rule applies when, under section 425 of the Companies Act 1985 or any other equivalent local legislation:
8.5.1	a court sanctions a compromise or arrangement in connection with the acquisition of Shares; or
8.5.2	there is any other local equivalent to that sanction procedure.
When this Rule applies, Options may be exercised, subject to the satisfaction of the Condition, within 6 months after the date of the sanction. Any Option not so exercised will lapse at the end of that period.
However, the Directors may decide that no Options may be exercised. They may make this decision not later than the date of the sanction and only if an exchange offer is proposed to be made in accordance with Rule 9.
8.6	Demergers and other significant distributions
This Rule does not apply if Options are to be replaced in accordance with Rule 8.11 (Mergers and reorganisations).
If the Directors become aware that the Company is or is expected to be affected by any demerger, dividend in specie, special dividend or other transaction not falling within any of Rules 8.3 (Takeovers), 8.4 (Section 429 notice) and 8.5 (Company reconstructions) which, in the opinion of the Directors, would affect the current or future value of any Option, the Directors, may, acting fairly, reasonably and objectively, in their discretion, allow some or all Options to be exercised, subject to the satisfaction of the Condition. The Directors will specify the period of exercise of such Options, whether the Options will lapse at the end of the period and whether exercise is subject to satisfaction of any of the Condition.
The Directors will notify any Optionholder who is affected by the Directors exercising their discretion under this Rule.
8.7	Directors
In Rules 8.3, 8.4, 8.5, 8.6 and 9.3.4, “Directors” means those people who were directors of the Company immediately before the relevant event.

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8.8	Winding-up
This Rule does not apply if Options are to be replaced in accordance with Rule 8.11 (Mergers and reorganisations).
8.8.1	If notice is duly given of a meeting to consider a resolution for the voluntary winding-up of the Company, Options may be exercised, subject to the satisfaction of the Condition, until the commencement of the winding-up within the meaning of the Insolvency Act 1986 (but the exercise of any Option in these circumstances will be of no effect if the resolution is not passed). Options not exercised or exchanged (under Rule 9 (Exchange of Options)) will lapse at the end of the period specified in Rule 9.2 (Exchange) .
8.8.2	If the Company is wound-up by the court, Options may be exercised, subject to the satisfaction of the Condition, within 2 months after the date of the winding-up order. However, the liquidator or the court (if appropriate) must authorise the issue or transfer of Shares after such exercise, and the Optionholder must apply for this authority and pay his application costs. Any Options not exercised during the 2 month period will lapse at the end of the period.
8.9	Administration
This Rule does not apply if Options are to be replaced in accordance with Rule 8.11 (Mergers and reorganisations).
If an administration order is made in relation to the Company, Optionholders may exercise their Options, subject to the satisfaction of the Condition, within 6 weeks after the date of the administration order. However, the administrator or the court must authorise the issue or transfer of Shares after such exercise. Any Options not exercised by the end of the 6 week period will lapse at that time only if the Directors have given written notice to that effect to the Optionholders during the 6 week period.
8.10	Voluntary arrangement
This Rule does not apply if Options are to be replaced in accordance with Rule 8.11 (Mergers and reorganisations).
If a voluntary arrangement is proposed in relation to the Company under Part I of the Insolvency Act 1986, Optionholders may exercise their Options, subject to the satisfaction of the Condition within 14 days after the date of sending of any notices of meeting called under Section 3 of the Insolvency Act 1986 in relation to such proposal. Any Options not exercised by the end of the 14 day period will lapse at that time only if the Directors have given written notice to that effect to the Optionholders on the date that notices of the meeting were sent.
8.11	Mergers and reorganisations
If, as a result of events specified in Rules 8.3 to 8.6 and 8.7 to 8.10 a company (“the Acquiring Company”) obtains Control of the Company and:
8.11.1	the shareholders of the Acquiring Company, immediately after it has obtained Control, are substantially the same as the shareholders of the Company before then; or
8.11.2	the obtaining of Control is pursuant to a merger with the Company; and
8.11.3	the Company and the Acquiring Company consent to the replacement of Options under this Rule 8.11;
then Options will not become exercisable. Instead all rights under the Plan will be replaced in accordance with Rule 9.3.

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8.12	Overseas transfer
If an Optionholder is transferred to work in another country, and, as a result of that transfer, the Optionholder either:
	8.12.1	suffers a tax disadvantage in relation to his Options (this being shown to the satisfaction of the Directors); or
	8.12.2	becomes subject to restrictions on his ability to exercise his Options or to hold or deal in the Shares or the proceeds of the sale of the Shares acquired on exercise because of the security laws or exchange control laws of the country to which he is transferred then, provided the Optionholder continues to hold an office or employment with a Member of the Group, the Directors may permit the Optionholder to exercise the Option during the period starting 3 months before and ending 3 months after the transfer takes place. The Condition must be satisfied before exercise of Options under this Rule 8.12. If he does not exercise his Options, following this Rule, the usual exercise Rules will apply to them at the appropriate times.
8.13	Priority
If there is any conflict between any of the provisions of Rules 7 and 8, the provision which results in the shortest exercise period of the Option will prevail.
9	Exchange of Options
9.1	Application
This Rule 9 applies to all Options if any of the following occur:
9.1.1	a person (or a group of persons acting in concert) has obtained Control of the Company as a result of making an offer to acquire shares;
9.1.2	a court sanctions a scheme of arrangement under Section 425 Companies Act 1985 (or equivalent local legislation) in connection with the acquisition of Shares or there is a local equivalent to that sanction procedure;
9.1.3	any person becomes entitled or bound to acquire Shares under Sections 428 and 429 Companies Act 1985 (or equivalent legislation);
9.1.4	a resolution is passed for the voluntary winding-up of the Company; or.
9.1.5	the Company and the Acquiring Company consent to the replacement of Options in accordance with Rule 8.11 (Mergers and reorganisations).

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9.2	Exchange
If this Rule 9 applies, Options may be exchanged during the period of 6 months after the relevant event and with the agreement of the company offering the exchange.
9.3	Exchange terms
Where an Option is to be exchanged the Optionholder will be granted a new option to replace it.
Where an Optionholder is granted a new option then:
9.3.1	the new option will be in respect of shares in any body corporate determined by the company offering the exchange;
9.3.2	the new option will be equivalent to the Option that was exchanged;
9.3.3	the new option will be treated as having been acquired at the same time as the Option that was exchanged and will be exercisable in the same manner and at the same time;
9.3.4	the new option will be subject to the Rules as they last had effect in relation to the Option that was exchanged, except that, unless the Directors (as defined in Rule 8.7) decide otherwise, the Condition will not apply; and
9.3.5	with effect from the exchange, the Rules will be construed in relation to the new option as if references to Shares were references to the shares over which the new option is granted and references to the Company were references to the body corporate determined under Rule 9.3.1.
10	Exercise of Options
10.1	Exercise
An Optionholder can exercise his Option validly only in the way described in, and subject to, this Rule 10.
10.2	Part exercise
10.2.1	An Option may be exercised in respect of all the Shares under the Option or only some of those Shares. These restrictions will not apply where an Option is exercised for the maximum number of Shares permissible at the time.
10.2.2	If an Option is exercised in part, and the balance remains exercisable, the Directors must on the surrender of the relevant certificate issue a balance certificate.
10.3	Manner of exercise
Options must be exercised by notice in writing or in another form specified by the Company and delivered to the Company or other duly appointed agent. The notice of exercise of the Option must be completed, signed (in manuscript or in any other form that may be specified by the Company) by the Optionholder or by his appointed agent, and must be accompanied by:
10.3.1	the relevant option certificate (if required by the Company); and

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10.3.2	correct payment in full of the Option Price for the number of Shares being acquired or details of arrangements agreed between the Optionholder and the Company for the payment of the Option Price for the number of Shares being acquired;
10.3.3	if required by the Company, a declaration as to his nationality and/or residence; and
10.3.4	unless the Company decides otherwise, in the case of an exercise by an Optionholder’s personal representatives under Rule 8.2, an office copy of a valid UK grant of probate.
Subject to Rule 10.4 (Delay in exercise), in this Rule 10, the “Option Exercise Date” will be the date of receipt by the Company or other duly appointed agent of the documents and, if appropriate, the payment referred to in Rule 10.3.
10.4	Delay in exercise
The Option Exercise Date may be delayed until the later of:
10.4.1	the date on which the Directors either decide that the Condition to which the Option is subject has been satisfied. The Directors must make a decision about the satisfaction of the Condition within 14 days of receipt by the Company or other duly appointed agent of the documents and, if appropriate, the payment; and
10.4.2	if any statute, regulation or code adopted by the Company based on the Model Code, prohibits the exercise of Options, the date when the Optionholder is permitted to exercise an Option.
10.5	Issue or transfer
Subject to Rule 10.7:
10.5.1	Shares to be issued following the exercise of an Option will be issued within 30 days of the Option Exercise Date.
10.5.2	If Shares are to be transferred following the exercise of an Option, the Directors will procure this transfer within 30 days of the Option Exercise Date.
10.6	Rights
10.6.1	Shares issued on the exercise of an Option will rank equally in all respects with the Shares in issue on the date of allotment. They will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment.
10.6.2	Where Shares are to be transferred on the exercise of an Option, Optionholders will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. They will not be entitled to rights before that date.
10.7	Consents
All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere. The Optionholder will be responsible for complying with any requirements he needs to fulfil in order to obtain or avoid the necessity for any such consent.

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10.8	Articles of association
Any Shares acquired on the exercise of Options are subject to the articles of association of the Company from time to time in force.
10.9	Listing
If and so long as the Shares are listed on the Official List of the UK Listing Authority and traded on the London Stock Exchange, the Company will apply for listing of any Shares issued under the Plan as soon as practicable after their allotment.
10.10	Cash alternative
In exceptional circumstances, the Directors may in their discretion determine not to procure the transfer or issue of Shares to an Optionholder who exercises his Option, but instead to pay to him (subject to the withholding provisions in Rule 11.8) a cash amount. This cash amount must be equal to the amount by which the market value of the Shares in respect of which the Option is exercised exceeds the Option Price. Alternatively, the Directors may procure the transfer of Shares to the value of that cash amount or apply that amount in the issue of Shares. If the Directors so determine, the Optionholder need not pay the Option Price or, if he has paid it, the Company will repay the Option Price to him.
For the purposes of this Rule, “market value” means:
10.10.1	the middle market quotation of a Share as derived from the Daily Official List of the London Stock Exchange on the Option Exercise Date (or the next Business Day if the Option Exercise Date is not a Business Day); or
10.10.2	where Shares of the same class are not admitted to the Official List of the UK Listing Authority, the market value of a Share calculated as described in Part VIII of the Taxation of Chargeable Gains Act 1992.
11	General
11.1	Notices
Any notice or other document which has to be given to an Eligible Employee or Optionholder under or in connection with the Plan may be:
11.1.1	delivered or sent by post to him at his home address according to the records of his employing company; or
11.1.2	sent by e-mail or fax to any e-mail address or fax number which according to the records of his employing company is used by him;
or in either case such other address which the Company considers appropriate.
Any notice or other document which has to be given to the Company or other duly appointed agent under or in connection with the Plan may be delivered or sent by post to it at its respective registered office (or such other place as the Directors or duly appointed agent may from time to time decide and notify to Optionholders) or except for the exercise of Options under Rule 10 sent by e-mail or fax to any e-mail address or fax number notified to the sender.

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Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to an Optionholder who is working overseas will be deemed to have been given on the seventh day after the date of posting.
Notices sent by e-mail or fax, in the absence of evidence of non-delivery, will be deemed to have been received on the day after sending.
11.2	Documents sent to shareholders
The Company may send to Optionholders copies of any documents or notices normally sent to the holders of its Shares at or around the same time as issuing them to the holders of its Shares.
11.3	Directors' decisions final and binding
The decision of the Directors on the interpretation of the Rules or in any dispute relating to an Option or matter relating to the Plan will be final and conclusive.
11.4	Costs
The Company will pay the costs of introducing and administering the Plan. Each Participating Company will reimburse the Company for any costs incurred in connection with the grant of Options to, or exercise of Options by, employees of that Participating Company.
11.5	Regulations
The Directors have the power from time to time to make or vary regulations for the administration and operation of the Plan but these must be consistent with the Rules.
11.6	Terms of employment
11.6.1	For the purposes of this Rule 11.6, “Employee” means any Optionholder, any Eligible Employee or any other person.
11.6.2	This Rule 11.6 applies:
(i)	whether the Company has full discretion in the operation of the Plan, or whether the Company could be regarded as being subject to any obligations in the operation of the Plan;
(ii)	during an Employee’s employment or employment relationship; and
(iii)	after the termination of an Employee’s employment or employment relationship, whether the termination is lawful or unlawful.
11.6.3	Nothing in the Rules or the operation of the Plan forms part of the contract of employment or employment relationship of an Employee. The rights and obligations of an Employee are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment or a continued employment relationship.

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11.6.4	The grant of Options on a particular basis in any year does not create any right to or expectation of the grant of Options on the same basis, or at all, in any future year.
11.6.5	No Employee is entitled to participate in the Plan, or be considered for participation in it, at a particular level or at all. Participation in one operation of the Plan does not imply any right to participate, or to be considered for participation in any later operation of the Plan.
11.6.6	Without prejudice to an Employee’s right to exercise an Option subject to and in accordance with the express terms of the Rules and the Performance Condition, no Employee has any rights in respect of the exercise or omission to exercise any discretion, or the making or omission to make any decision, relating to the Option. Any and all discretions, decisions or omissions relating to the Option may operate to the disadvantage of the Employee, even if this could be regarded as capricious or unreasonable, or could be regarded as in breach of any implied term between the Employee and his employer, including any implied duty of trust and confidence. Any such implied term is excluded and overridden by this Rule 11.6.
11.6.7	No Employee has any right to compensation for any loss in relation to the Plan, including:
(i)	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship);
(ii)	any exercise of a discretion or a decision taken in relation to an Option or to the Plan, or any failure to exercise a discretion or take a decision;
(iii)	the operation, suspension, termination or amendment of the Plan.
11.6.8	Participation in the Plan is permitted only on the basis that the Participant accepts all the provisions of the Rules, including in particular this Rule 11.6. By participating in the Plan, an Employee waives all rights under the Plan, other than the right to exercise an Option subject to and in accordance with the express terms of the Rules and the Performance Condition, in consideration for, and as a condition of, the grant of an Option under the Plan.
11.6.9	Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. This does not affect any other right or remedy of a third party which may exist.
11.6.10	Each of the provisions of this Rule 11.6 is entirely separate and independent from each of the other provisions. If any provision is found to be invalid then it will be deemed never to have been part of these Rules and to the extent that it is possible to do so, this will not affect the validity or enforceability of any of the remaining provisions.

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11.7	Employee trust
The Company and any Subsidiary of the Company may provide money to the trustee of any trust or any other person to enable them or him to acquire shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 153 of the Companies Act 1985.
11.8	Withholding
The Company, any employing company and any trustee of any employee benefit trust may withhold such amount and make such arrangements as it considers necessary to meet any liability to taxation or social security contributions in respect of Options. These arrangements may include the sale or reduction in number of any shares on behalf of an Optionholder, unless the Optionholder discharges the liability himself.
11.9	Data protection
By participating in the Plan the Optionholder consents to the holding and processing of personal data provided by the Optionholder to the Company for all purposes relating to the operation of the Plan. These include, but are not limited to:
11.9.1	administering and maintaining Optionholder records;
11.9.2	providing information to trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;
11.9.3	providing information to future purchasers of the Company or the business in which the Optionholder works;
11.9.4	transferring information about the Optionholder to a country or territory outside the European Economic Area.
12	Changing the Plan
12.1	Directors’ powers
Except as described in the rest of this Rule 12, the Directors may at any time change the Plan in any way.
12.2	Shareholder approval
12.2.1	Except as described in Rule 12.2.2 and 12.4, the Company in general meeting must approve in advance by ordinary resolution any proposed change to the Rules to the advantage of present or future Optionholders, which relates to the following:
(i)	the persons to or for whom Shares may be provided under the Plan;
(ii)	the limitations on the number of Shares which may be issued under the Plan;
(iii)	the individual limit for each Optionholder under the Plan;
(iv)	the determination of the Option Price;
(v)	any rights attaching to the Options and the Shares;
(vi)	the rights of Optionholders in the event of a capitalisation issue, rights issue, sub-division or consolidation of shares or reduction or any other variation of capital of the Company;
(vii)	the terms of this Rule 12.2.1.

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12.2.2	The Directors can change the Plan and need not obtain the approval of the Company in general meeting for any minor changes:
(i)	to benefit the administration of the Plan;
(ii)	to comply with or take account of the provisions of any proposed or existing legislation;
(iii)	to take account of any changes to legislation; or
(iv)	to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Optionholder.
12.2.3	The Company may establish further plans based on the Rules but modified to take account of local tax, exchange control or securities laws in non-UK territories.
12.3	Optionholders’ Consent
No amendment shall be made which would have the effect of abrogating or altering adversely in any material respect any of the subsisting rights of Optionholders in relation to their Options or the Shares except with the consent of the majority of the Optionholders affected by the amendment.
12.4	Optionholders who move overseas
The Directors may amend, vary or add to the provisions of the Plan as they consider necessary or desirable to take account of, or to mitigate or to comply with relevant overseas taxation, securities or exchange control laws, provided that Options granted to such Optionholders are not overall more favourable than benefits granted to other Optionholders.
12.5	Notice
The Directors may give written notice of any changes made to any Optionholder affected.
12.6	Termination of the Plan
The Plan will terminate on 9 April 2013, but the Directors may terminate the Plan at any time before that date. However, Options granted before such termination will continue to be valid and exercisable as described in these Rules.
13	Governing law and jurisdiction
English law governs the Plan and all Options and their construction. The English Courts have non-exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Option.

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Schedule 1
The InterContinental Hotels Group Executive Approved Share Option Plan

This schedule contains the rules of the InterContinental Hotels Group Executive Approved Share Option Plan (“Approved Plan”). The Rules of the InterContinental Hotels Group Executive Share Option Plan (the “Plan”) as amended by this schedule apply to Options granted under the Approved Plan.
1	Definitions
Words used in the Approved Plan have the same meaning as in the Plan unless amended as stated below:
“Eligible Employee” does not include anyone who is:
(i)	excluded from participation because of paragraph 9 of Schedule 4 to ITEPA (material interests provisions); or
(ii)	a director who is required to work less than 25 hours a week (excluding meal breaks) for the Company.
“Participating Companies” means:
(i)	the Company; and
(ii)	any Subsidiary, a jointly-owned company (within the meaning of paragraph 34 of Schedule 4 to ITEPA) of which the Company is a joint owner and any other company which is permitted by the Inland Revenue to participate and which in all cases is so designated by the Directors;
“Shares” must satisfy paragraphs 16 to 20 of Schedule 4 to ITEPA;
“Subsidiary” means a company under the Control of the Company.
2	Shares
The following new Rule is added:
“If any Shares which are subject to an Option cease to satisfy paragraphs 16 to 20 of Schedule 4 to ITEPA and the Directors notify the Inland Revenue that they wish the Approved Plan to be disapproved then the definition of “Shares” in Rule 1.1 is changed automatically to “fully paid ordinary shares in the capital of the Company”.”
3	Disposal restrictions
The exception to Rule 2.7 set out in Rule 2.7.2 does not apply.
4	Option Price
4.1	The following rule replaces Rule 3.1.1:
“3.1.1 not less than the Market Value of a Share on the Date of Grant or such other date as the Inland Revenue may agree; and”
4.2	The following rule replaces Rule 3.2:
“3.2 Market value
“Market Value” on any particular day means:

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3.2.1	where Shares of the same class are not admitted to the Official List of the UK Listing Authority, the market value of a share calculated as described in Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance with the Shares Valuation Division of the Inland Revenue; and
3.2.2	where Shares of the same class are so listed and traded on the London Stock Exchange:
(i)	their middle market quotation on the immediately preceding Business Day; or
(ii)	the average of the middle market quotation on the 3 immediately preceding Business Days;
(iii)	or such other price as may be agreed in advance with the Shares Valuation Division of the Inland Revenue.
The middle market quotation is taken from the Daily Official List of the London Stock Exchange.”
5	Revenue limit
The following new Rule is added:
“The Directors must not grant an Option to an Eligible Employee which would cause the aggregate market value of:
(i)	the Shares subject to that Option; and
(ii)	the Shares which he may acquire on exercising his Options under the Approved Plan; and
(iii)	the shares which he may acquire on exercising his options under any other Inland Revenue approved discretionary scheme established by the Company or by any of its associated companies (as defined in paragraph 35 of Schedule 4 to ITEPA)
to exceed the amount permitted under paragraph 6(1) of Schedule 4 to ITEPA (currently £30,000). For the purposes of this paragraph, market value is calculated as at the date of grant of the options as described in the relevant plan rules.”
6	Adjustment of Options
The following rule replaces Rule 6.1:
“6.1 Adjustment of Options
If there is a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital:
6.1.1 the number of Shares comprised in each Option; and
6.1.2 the Option Price
may be adjusted in any way (including retrospective amendments) that the Directors consider appropriate. However, no adjustment of Options may be made under this Rule 6 without and to the extent of the prior approval of the Inland Revenue.”
7	Material interest
The following new Rule is added:

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“An Optionholder may not exercise an Option while he is excluded from participation in the Approved Plan under paragraph 9 of Schedule 4 to ITEPA (material interest provisions).”
8	Death
8.1	The following rule replaces Rule 8.2:
8.2 “Death
If an Optionholder dies, his Options may be exercised, irrespective of the satisfaction of any Condition, by his personal representatives up to one year from his death. To the extent that any Option exercisable under this Rule 8.2 is not so exercised, it will lapse.”
9	Exercise and lapse – exceptions to the general rule
The following new rule is added:
“8.14 Directors’ discretion
The Directors will exercise all discretions under Rules 7 and 8 fairly and reasonably.”
10	Exchange of Options
10.1	The following rule replaces Rule 9:
“9 Exchange of Options
9.1 Application
This Rule applies if a company:
9.1.1	obtains Control of the Company as a result of making a general offer to acquire:
(i)	the whole of the issued ordinary share capital of the Company (other than that which is already owned by it and its subsidiary or holding company) made on a condition such that, if satisfied, the Acquiring Company will have Control of the Company; or
(ii)	all the Shares (or those Shares not already owned by the Acquiring Company or its subsidiary or holding company); or
9.1.2	obtains Control of the Company under a compromise or arrangement sanctioned by the court under Section 425 of the Companies Act 1985; or
9.1.3	becomes bound or entitled to acquire Shares under Sections 428 to 430F of the Companies Act 1985.
9.2	Exchange
If this Rule 9 applies, Options may be exchanged within the period referred to in paragraph 26(3) of Schedule 4 to ITEPA and with the agreement of the company offering the exchange.
9.3	Exchange terms
Where an Option is to be exchanged the Optionholder will be granted a new option to replace it.
Where an Optionholder is granted a new option then:

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9.3.1	the new Option will be in respect of shares in any body corporate determined by the company offering the exchange as long as they satisfy the conditions of paragraph 27(4) of Schedule 4 to ITEPA;
9.3.2	the new option will be equivalent to the Option that was exchanged;
9.3.3	the new option will be treated as having been acquired at the same time as the Option that was exchanged and will be exercisable in the same manner and at the same time;
9.3.4	the new option will be subject to the Rules as they last had effect in relation to the Option that was exchanged except that, unless the Directors (as defined in Rule 8.7) decide otherwise, the Condition will not apply; and
9.3.5	with effect from exchange, the Rules will be construed in relation to the new option as if references to Shares are references to the shares over which the new option is granted and references to the Company are references to the body corporate determined under Rule 9.3.1.”
11	Cash alternative
Rule 10.10 is deleted.
12	Changing the Plan
The following new Rule is added:
“The Directors can change the Approved Plan and need not obtain the approval of the Company in general meeting for any minor changes which are necessary or desirable in order to maintain Inland Revenue approval of the Approved Plan under schedule 4 to ITEPA or any other enactment.”
13	Revenue approval
The following new Rule is added:
“If the approved status of the Approved Plan is to be maintained, no change to the Approved Plan made after it has been approved under Schedule 4 to ITEPA will have effect until such change is approved by the Inland Revenue. Options must not be granted under the Approved Plan until it has been approved by the Inland Revenue.”

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